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                                                                  Exhibit 99.1



MEDIA CONTACTS:                                            INVESTOR CONTACT:
Skip Colcord                 Christian Potts               Phil Ruddick
Polaroid Corporation         The Weber Group               Polaroid Corporation
(781) 386-6624 or            (617) 520-7246                (781) 386-6638
(212) 809-1703 on May 31     cpotts@webergroup.com         ruddicp@polaroid.com
colcors@polaroid.com



         Polaroid Announces Revolutionary Digital Printing Technologies

           -- OUTLINES NEW MODEL FOR INSTANT AND DIGITAL BUSINESSES --


         NEW YORK AND CAMBRIDGE, MASS., -- MAY 31, 2001 - Polaroid Corporation (NYSE: PRD) today announced two new digital printing technologies that are poised to shape the future of imaging for consumers and commercial users. Code-named "Opal" and "Onyx," the printing platforms are central to Polaroid's digital strategy and mark a dramatic shift from the company's heritage in silver halide-based film. The technologies and the company's new business model were revealed today at a meeting for the investor and media communities at The Digital Sandbox in New York.

         "The Opal and Onyx technologies will revolutionize how we move digital images from pixels to prints," said Gary T. DiCamillo, Polaroid's chairman and chief executive officer. "These are real game changers - true innovations that will set new standards for instant digital printing quality, mobility and affordability. They offer 35mm quality in a digital print, with speed and simplicity unrivaled by current print options. We expect Opal and Onyx technology to have application to a variety of mobile printing requirements, but also to meet new requirements for retail kiosks, microlabs and a new generation of home photo printers. What's more, Polaroid will open these technologies to a variety of partners to bring digital printing products to market in many different forms."
                                    --more--


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                                                             OPAL AND ONYX - 2


OPAL AND ONYX: THE FUTURE OF INSTANT DIGITAL PRINTING

         The Opal and Onyx platforms have been developed by a dedicated research and development team at Polaroid over the past two years. To the surprise of some industry analysts, Opal and Onyx represent a break from the company's heritage in silver halide-based media, and instead are based on thermal print technologies. Designed as an open architecture platform, the technologies feature speed, mobility, affordability and quality, making them ideal for a range of applications from mobile printing and dedicated home printers to commercial kiosk and microlab use.

         Dr. Samuel H. Liggero, vice president of media research and development, has spearheaded the development of Opal and Onyx. Citing the limitations of existing digital printing technologies, such as dye diffusion thermal transfer (D2T2), thermal wax and inkjet, Liggero lauded the speed, quality and versatility of Opal and Onyx describing them as the most significant technologies to be developed by Polaroid in many years. "Opal can be optimized to produce 35mm-quality prints at the rate of 50-to-60 per minute," he said.

ABOUT OPAL AND ONYX

         Polaroid's "Opal" technology is a two-sheet, thermal print medium that combines the best of traditional thermal transfer and inkjet technologies to generate photographic-quality color prints. Opal's high image quality and stability, combined with fast print speed, make it an optimal technology for dedicated home photo printers or the retail photo finishing environment.

         Onyx is a single-sheet, thermal print media that features versatility and mobility, combined with very affordable cost. Because of this, Onyx can be deployed in a variety of consumer and commercial applications, such as mobile printer extensions for PDAs and wireless phones; mobile printers for one-time items; and in-dash printers for GPS and mapping systems in automobiles.

                                    --more--


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                                                             OPAL AND ONYX - 3


NEW BUSINESS MODEL

         DiCamillo stated that Polaroid is poised to create a new standard in digital printing - making it simple and fast without compromising quality. Opal and Onyx emphasize speed, stability and affordability, and their open platforms create new opportunities for Polaroid to team up with other businesses. "These two printing platforms will form the building blocks of our digital imaging business strategy," said DiCamillo. "Polaroid is entering an era marked by alliances, partnerships and open architecture, and our digital printing business will fit into that model. Polaroid will concentrate on its strengths - brand equity, product innovation, well-developed trade channels and promising intellectual property - but we'll work with others to develop product applications and new products."

         DiCamillo acknowledged the decline in film sales faced by Polaroid and other traditional photographic companies as the imaging industry migrates to digital. He said the company is managing that decline to support both its debt reduction and its new instant digital printing business. According to DiCamillo, "Polaroid has reached the time for change and it's driven by the exponential growth of digital imaging - the same force that is both eroding our traditional business as it ironically helps build a new foundation for the future."

         DiCamillo outlined the company's new two-part business model. First, Polaroid will continue to support its traditional instant film business, which, despite declining sales, will be managed to generate healthy margins and cash flow for a number of years. Second, and most significantly, Polaroid has created a new instant digital printing business focused on the Opal and Onyx technologies, which are designed for growth and partnerships.

         DiCamillo emphasized that Polaroid will continue to generate a steady flow of new products and that innovation will drive both sides of the business. "New products will continue to play a central role in Polaroid's future. That's why we're here today," he said.

                                    --more--


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                                                             OPAL AND ONYX - 4


MARKET STRATEGY

         Sandra B. Lawrence, senior vice president and general manager of instant digital printing, said that Polaroid plans to bring the Opal and Onyx technologies to market with a variety of business partners. "We will not face the future alone. Business models for the new digital age require a very different mindset. Partnerships must be formed across technologies and platforms
- even across industries. Opal and Onyx are steps in that direction and we're actively working with companies who share our vision to leverage these new technologies, and to provide everyday consumers with new and inventive ways to print digital images instantly - anytime, anywhere."

         Lawrence explained, "Our major research expenses are behind us. And we are confident about a variety of consumable products with margins capable of ranging from 40 to 60 percent or more."

         Lawrence discussed how the game-changing technologies of Opal and Onyx will be brought to market and help drive the migration from analog to digital printing. Recognizing the convergence of computer, telephonic and imaging industries, all of which are migrating to real-time, wireless standards, she said, "The opportunities for our Opal and Onyx technologies in retail, home and mobile digital printing are tremendous. Together, these new digital printing opportunities could create a billion-dollar revenue opportunity for Polaroid and its partners by 2005. Polaroid will focus on its intellectual property and particularly its high-margin output consumables, all leading to a double-digit operating profit target."

         Lawrence said that the Onyx technology is a perfect fit for the wireless industry and that so far Polaroid is negotiating terms for Onyx-based partnerships with two Fortune 500 companies that play in the wireless space. She said the company expects to make formal announcements this summer.

                                    --more--


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                                                             OPAL AND ONYX - 5


MANAGING THE EXISTING BUSINESS

         Ian Shiers, executive vice president, worldwide sales and marketing, summarized the current alignment of Polaroid's instant business and outlined some short-term financial objectives. "Our consumer products are divided into end-user groups that target teens, young adults and adults with both film and digital products. These products represent about 55 percent of our 2000 revenues. The remaining 45 percent of our revenues comes from our commercial business, which includes passport photography, professional photography, analytical and technical imaging and business imaging applications," he said.

         Shiers indicated that Polaroid must reduce the size of its infrastructure to manage changes in its business. "This requires a significant reduction of our cost base, in line with our revenue expectations for the next two-to-three years," he said.

         Shiers acknowledged that the Polaroid core business is not growing, but said it holds potential to become more profitable. "Our new model is built on conservative revenue expectations for the next two-to-three years. Our targets are: gross margins in the low 40s; overhead around 30 percent of sales, and double-digit operating margins. We are projecting improved cash flow generation, through improving EBITDA combined with a focused reduction of working capital and capital expenditures. We intend to accomplish all this within two years," he said.
         Shiers noted that Polaroid will reconfigure its manufacturing operations to match substantially lower volume. "This right-sizing is critical for maintaining our gross margin in the low 40s. Today we have more than 25,000 unique product identification codes and we plan to rationalize a substantial number of these products. We will complete this review within 90 days," he said.

OPAL AND ONYX PLANS

         Polaroid plans to introduce the first Polaroid-branded Onyx consumer product by the end of this year and the first Opal products in 2002.


                                    --more--

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                                                             OPAL AND ONYX - 6


ABOUT POLAROID

         Polaroid Corporation, with annual sales of approximately $2 billion, is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide. Visit the Polaroid web site at www.polaroid.com.


         "Polaroid" is a registered trademark of Polaroid Corporation, Cambridge, Mass. 02139


Statements in this release may be forward-looking. Actual events will be dependent upon factors and risks including, but not limited to, the Company's ability to: market its core imaging products; penetrate new demographic markets; develop and implement its digital imaging strategy; compete successfully in the instant imaging market against larger and stronger competitors; manage or reduce its debt; implement its strategies to reduce costs and improve cash flow; comply with the covenants in the Amended Credit Agreement, the U.K. Credit Agreement, the indenture governing the 2002 Notes, 2006 Notes and 2007 Notes; manage the impact of foreign exchange and the effects of retail buying patterns; as well as the Company's ability to manage uncertainties and risk factors, including those described from time to time in the Company's filings with the Securities & Exchange Commission, specifically, the Company's 2000 Form 10-K and its most recent Form 10-Qs.



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